EXHIBIT 99.1

November 16, 2021

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN AND THIRTY-NINE WEEKS ENDED OCTOBER 2, 2021

Cranford, New Jersey — November 16, 2021 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen and thirty-nine weeks ended October 2, 2021 today.

Tofutti Brands reported net sales for the thirteen weeks ended October 2, 2021 of $3,356,000 compared to net sales of $3,152,000 for the thirteen weeks ended September 26, 2020. The increase is mainly attributable to increases in sales in our vegan cheese categories and frozen desserts. Sales of vegan cheese products increased by $161,000 to $2,816,000 in the 2021 period from $2,655,000 in the 2020 period. Frozen dessert sales increased by $43,000 to $540,000 in the thirteen weeks ended October 2, 2021 from $497,000 for the thirteen weeks ended September 26, 2020.

The Company’s gross profit decreased to $818,000 for the thirteen weeks ended October 2, 2021 from $1,033,000 for the thirteen weeks ended September 26, 2020, and its gross profit percentage decreased to 24% for the thirteen weeks ending October 2, 2021 compared to 33% for the thirteen weeks ending September 26, 2020. Sudden cost increases due to COVID-related supply chain issues for ingredients used in the production of our products and continued higher freight expenses have negatively impacted our gross profit. We anticipate these ingredient cost increases and higher freight expenses will continue for the balance of the year and at least into the first half of 2022.

The Company had net income of $120,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended October 2, 2021, compared to net income of $220,000, or $0.04 per share (basic and diluted), for the thirteen weeks ended September 26, 2020.

Net sales for the thirty-nine week period ended October 2, 2021 were $9,533,000 compared to net sales of $9,621,000 for the thirty-nine week period ended September 26, 2020, a decrease of $88,000. Sales of vegan cheese products increased slightly to $8,033,000 in the 2021 period from $8,016,000 in the 2020 period. Sales of our frozen dessert and frozen food products decreased to $1,500,000 for the thirty-nine weeks ended October 2, 2021 from $1,605,000 for the thirty-nine weeks ended September 26, 2020. The decrease in our sales for the 2021 thirty-nine-week period was mostly due to the decrease in frozen dessert sales resulting from the discontinuance of two specialty items in the 2021 period due to their declining sales.

The Company’s gross profit for the thirty-nine week period ending October 2, 2021 was $2,577,000 compared to $3,044,000 for the thirty-nine week period ending September 26, 2020. The Company’s gross profit percentage decreased to 27% for the thirty-nine weeks ending October 2, 2021 compared to 32% for the thirty-nine weeks ending September 26, 2020.

The Company had net income of $228,000, or $0.04 per share (basic and diluted), for the thirty-nine weeks ended October 2, 2021 compared to net income of $410,000, or $0.08 per share (basic and diluted), for the thirty-nine weeks ended September 26, 2020.

As of October 2, 2021, the Company had approximately $3,009,000 in cash and our working capital was approximately $4,886,000, compared with approximately $1,459,000 in cash and working capital of $4,639,000 at January 2, 2021. The increase in cash during the first thirty-nine weeks of 2021 was due to the $1,500,000 provided by operating activities and 50,000 provided by investing activities, which benefitted from improved accounts receivable collection, and increased further due to reduced inventory and income taxes payable and an increase in accounts payable and accrued expenses.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We are pleased with our continued success in generating cash from operations which has resulted in our strong cash and working capital position at October 2, 2021. We believe that the production difficulties that impacted our revenues earlier in 2021 have been resolved and that we are poised to achieve improved revenues during the remainder of this year,” concluded Mr. Kass.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Income

(in thousands, except per share figures)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	weeks ended	weeks ended	weeks ended	weeks ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net sales	$3,356	$3,152	$9,533	$9,621
Cost of sales	2,538	2,119	6,956	6,577
Gross profit	818	1,033	2,577	3,044

Operating expenses:
Selling and warehouse	282	283	909	881
Marketing	38	38	173	210
Research and development	24	50	99	194
General and administrative	331	411	1,097	1,229
	675	782	2,278	2,514

Income before interest expense and income taxes	143	251	299	530
Interest expense	7	6	19	19
Income before income tax	136	245	280	511
Income tax expense	16	25	52	101

Net income	$120	$220	$228	$410

Weighted average common shares outstanding
Basic	5,154	5,154	5,154	5,154
Diluted	5,436	5,436	5,154	5,436

Earnings per common share:
Basic	$0.02	$0.04	$0.04	$0.08
Diluted	$0.02	$0.04	$0.04	$0.08

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	October 2,	January 2,
	2021	2021

Assets
Current assets:
Cash	$3,009	$1,459
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $322 and $457, respectively	1,413	2,078
Inventories	1,686	1,997
Prepaid expenses and other current assets	66	88
Total current assets	6,174	5,622

Equipment, net	41	135
Operating lease right-of-use assets	142	224
Deferred tax assets	96	83
Other assets	23	19
Total assets	$6,476	$6,083

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$165	$112
Income taxes payable	2	117
Accounts payable	770	219
Accrued expenses	351	535
Total current liabilities	1,288	983

Convertible note payable-long term-related party	500	500
SBA loan payable, net of current portion	-	53
Operating lease liabilities	36	123
Total liabilities	1,824	1,659

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	-
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares	52	52
Additional paid in capital	207	207
Retained earnings	4,393	4,165
Total stockholders’ equity	4,652	4,424
Total liabilities and stockholders’ equity	$6,476	$6,083